Rider - Accumulation Income Rider

The purpose of this rider is to provide a guaranteed lifetime withdrawal benefit. This Rider may be cancelled only under certain conditions set forth below. Termination of the Contract results in termination of this Rider. Termination of the Rider or the Contract will result in termination of guaranteed lifetime withdrawals.

The Penn Insurance and Annuity Company (“We”, “Our”, or “Us”) agrees, subject to and in accordance with the provisions of this Rider, to provide the Lifetime Withdrawal Guarantee described below. The Rider is a part of the Contract to which it is attached. It is subject to all of the provisions of the Contract unless stated otherwise in the Rider. Provisions of the Rider will apply in lieu of any Contract provisions to the contrary. Unless otherwise stated, a capitalized term not defined in this Rider has the meaning set forth in the Contract or other rider or endorsement, as applicable.

The Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Termination provision of the Rider.

Covered Life – A Covered Life is a person upon whose age / lifetime the features and benefits of the Rider are based.

The Rider only covers natural persons named in the Contract, and the Covered Life(ves) (up to two) must be designated at Contract issue. The Annuitant must be a Covered Life. If a Joint Annuitant is named in the Contract, the Joint Annuitant must also be a Covered Life and only a Joint Life Guarantee is available. If there is only one Annuitant, a Joint Life Guarantee is available with a Contingent Annuitant designated as the second Covered Life. The Covered Life(ves) under the Rider is listed in Section 1. The Covered Life(ves) cannot be changed after the Rider Effective Date, except under conditions outlined in “Replacing a Covered Life under a Joint Life Guarantee” provision below.

Single Life Guarantee – A Single Life Guarantee is issued when a sole Covered Life is specified in Section 1. The Covered Life under the Single Life Guarantee must be the sole Annuitant. The Covered Life must also be a Contract Owner, unless the Contract Owner is an entity. Minimum withdrawals under the Lifetime Withdrawal Guarantee will continue for the lifetime of the Covered Life.

Joint Life Guarantee – A Joint Life Guarantee is issued when two Covered Lives are specified in Section 1. One Covered Life must be the Annuitant, and the second Covered Life must either be a Joint Annuitant or a Contingent Annuitant. At least one Covered Life must be a Contract Owner, and any non-Owner Covered Life must be the sole primary Beneficiary. If Covered Lives are both Owners, they must be each other’s sole primary Beneficiary. Minimum withdrawals under the Lifetime Withdrawal Guarantee will continue for the lifetime of the last surviving Covered Life. A Joint Life Guarantee may be continued upon Contract Owner’s death only if permitted by federal law.

Converting a Single Life Guarantee to a Joint Life Guarantee – A Single Life Guarantee cannot be converted to a Joint Life Guarantee. A second Covered Life may not be added after the Rider Effective Date.

Converting a Joint Life Guarantee to a Single Life Guarantee – If withdrawals have not started under the Lifetime Withdrawal Guarantee provided by this Rider, and provided that all Owner / Annuitant designation requirements outlined in the Contract and Rider are satisfied, a Joint Life Guarantee can be converted to a Single Life Guarantee under the following conditions:

•	Death of a Covered Life, or
•	Removal of a Covered Life by the Contract Owner(s).

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Once the Rider is converted to a Single Life Guarantee, all Single Life Guarantee features and benefits provided under the Rider will apply, and no additional Covered Life may be added in the future.

If withdrawals have started under the Lifetime Withdrawal Guarantee, the Joint Life Guarantee cannot be converted to a Single Life Guarantee. The Covered Life can be removed from the Contract by the Contract Owner(s) (provided that all Owner / Annuitant designation requirements outlined in the Contract and Rider are satisfied), but the features, benefits and charges provided under a Joint Life Guarantee will still apply.

Replacing a Covered Life under a Joint Life Guarantee – If withdrawals have not started under the Lifetime Withdrawal Guarantee of the Rider, and provided that all Owner / Annuitant designation requirements outlined in the Contract and Rider are satisfied, the Covered Life may be replaced by the Contract Owner(s). All features and benefits of the Rider will be based on the younger Covered Life (after replacement), and any Covered Life must also meet issue age requirements at time of designation.

If withdrawals have started under the Lifetime Withdrawal Guarantee, the Covered Life cannot be replaced. The Covered Life can be removed from the Contract by the Contract Owner(s) (provided that all Owner / Annuitant designation requirements outlined in the Contract and Rider are satisfied), but no additional Covered Life may be added in the future, and the features, benefits and charges provided under a Joint Life Guarantee will still apply.

Impact of Divorce – Upon divorce, unless the divorce decree provides otherwise, the Contract Owner(s) has(have) the following options:

(1)	change the Rider from a Joint Life Guarantee to a Single Life Guarantee (subject to conditions outlined under “Converting a Joint Life Guarantee to a Single Life Guarantee” above);
(2)	keep the Joint Life Guarantee, but replace a Covered Life (subject to conditions outlined under “Replacing a Covered Life under a Joint Life Guarantee” above); or
(3)	terminate the Rider, thereby eliminating the Lifetime Withdrawal Guarantee.

Any change or transfer of ownership as a result of divorce is subject to the change in ownership provisions of the Contract.

Issue Age Requirements – The Single Life Guarantee is available only if the Covered Life satisfies the issue age requirements as of the Rider Effective Date. The Joint Life Guarantee is available only if both Covered Lives satisfy the issue age requirements as of the Rider Effective Date. A Covered Life must always meet issue age requirements at time of designation. Issue age requirements for the Rider are listed in Section 1 and determined by the Age Nearest Birthday of the Covered Life(ves).

Lifetime Withdrawal Guarantee – This Rider provides the Contract Owner(s) with guaranteed withdrawals for the lifetime(s) of the Covered Life(ves). It allows the Contract Owner(s) to receive Guaranteed Annual Withdrawal Amounts based on the Accumulation Income Benefit Base as described below. Under the Rider, the Contract will have two distinct phases. The period prior to the exercise of the first withdrawal taken under the Lifetime Withdrawal Guarantee is called the Deferral Phase. The period during which withdrawals are taken under the Lifetime Withdrawal Guarantee is called the Withdrawal Phase.

Deferral Phase – The Deferral Phase begins on the Rider Effective Date and continues until the earliest of:

(a)	the exercise of the Lifetime Withdrawal Guarantee (availability by age is specified in Section 1);
(b)	The Contract Value is reduced to zero and the Lifetime Withdrawal Guarantee is not available;

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(c)	Annuitization upon the earlier of:
(1)	The Contract Value is reduced to zero and the Lifetime Withdrawal Guarantee is available, or
(2)	The (younger) Covered Life reaches Maturity Age or the Annuity Date (if earlier);
(d)	Termination of the Contract or the Rider; or
(e)	The death of a sole Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee.

Withdrawal Phase – The Withdrawal Phase begins when the Lifetime Withdrawal Guarantee is first exercised and continues until the earliest of:

(a)	Termination of the Contract or the Rider,
(b)	Annuitization upon the earlier of:
(1)	The Contract Value reducing to zero; or
(2)	The (younger) Covered Life reaches Maturity Age or the Annuity Date (if earlier); or
(c)	The death of a sole Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee.

Accumulation Income Benefit Base – The Accumulation Income Benefit Base is the amount used to determine the value of the Guaranteed Annual Withdrawal Amount for the Lifetime Withdrawal Guarantee and is also used to determine the Rider Charge.

The Accumulation Income Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

The Accumulation Income Benefit Base is determined as follows:

On the Rider Effective Date, the Accumulation Income Benefit Base is equal to the Purchase Payments received by Us.

After the Rider Effective Date, the value of the Accumulation Income Benefit Base is determined based on the Contract Phase.

In the Deferral Phase, the Accumulation Income Benefit Base increases dollar-for-dollar with each Subsequent Purchase Payment and decreases for Early Access Withdrawals (described under the “Effect of Early Access Withdrawals on Accumulation Income Benefit Base” provision in the “Withdrawal Options” section.

Each year (on the Contract Anniversary) until the Maximum Step-Up Age specified in Section 1, the Accumulation Income Benefit Base will be evaluated for an Automatic Step-Up opportunity.

At the time the Lifetime Withdrawal Guarantee is first exercised, the Accumulation Income Benefit Base will be evaluated for a Step-Up to the Contract Value immediately prior to the first lifetime withdrawal, if prior to the Maximum Step-Up Age.

In the Withdrawal Phase, Subsequent Purchase Payments will not be permitted. The Accumulation Income Benefit Base will continue to be evaluated for Automatic Step-Up opportunities each year (on the Contract Anniversary) until the Maximum Step-Up Age. The Accumulation Income Benefit Base will be reduced by Excess Withdrawals (see “Excess Withdrawals” provision of “Withdrawal Phase” section below).

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Automatic Step-Up of Accumulation Income Benefit Base – An Automatic Step-Up of the Accumulation Income Benefit Base is an increase of the Accumulation Income Benefit Base to an amount equal to 100% of the Contract Value. The Accumulation Income Benefit Base will be evaluated for Step-Up opportunity on each Contract Anniversary until the Contract Anniversary following the date on which the (younger) Covered Life reaches the Maximum Step-Up Age (specified in Section 1). If the Contract Value at the time of evaluation is greater than the Accumulation Income Benefit Base, the Accumulation Income Benefit Base will automatically Step-Up to the Contract Value.

Maximum Accumulation Income Benefit Base – The Accumulation Income Benefit Base will be capped at the Maximum Accumulation Income Benefit Base amount, listed in Section 1.

Effect of Subsequent Purchase Payments – During the Deferral Phase, the Accumulation Income Benefit Base increases dollar-for-dollar with each Subsequent Purchase Payment. Purchase Payments made on Contract Anniversary are credited to the Accumulation Income Benefit Base after evaluation for whether an Automatic Step-Up takes place.

Subsequent Purchase Payments will not be permitted during the Withdrawal Phase.

Withdrawal Options – Withdrawals can be taken in both the Deferral and Withdrawal Phases. During both phases, Surrender Charges may apply if withdrawals exceed the Contract’s annual Free Withdrawal Amount (or Required Minimum Distribution amount, if applicable).

Deferral Phase – Withdrawals are permitted in the Deferral Phase that do not initiate the Lifetime Withdrawal Guarantee and will keep the Contract in the Deferral Phase. Such withdrawals are considered Early Access Withdrawals.

Early Access Withdrawal requested before Lifetime Withdrawal Guarantee becomes available

– If a withdrawal is requested before the Lifetime Withdrawal Guarantee becomes available, it will be treated as an Early Access Withdrawal.

Early Access Withdrawal requested after Lifetime Withdrawal Guarantee becomes available

– Unless the Contract Owner requests to remain in the Deferral Phase, if a withdrawal is requested after the Lifetime Withdrawal Guarantee is available based on the age of the (younger) Covered Life (as specified in Section 1), the Lifetime Withdrawal Guarantee will be exercised, and the Contract will move into the Withdrawal Phase. Early Access Withdrawals can be taken as a one-time distribution or on a periodic basis under the Systematic Withdrawals provision. If Early Access Withdrawals are set up systematically, the Contract will remain in the Deferral Phase until a request is received by Us with instructions to enter the Withdrawal Phase and exercise the Lifetime Withdrawal Guarantee. There may be tax consequences to taking withdrawals prior to age 59 1⁄2.

Effect of Early Access Withdrawals on Accumulation Income Benefit Base – Early Access Withdrawals reduce the Accumulation Income Benefit Base by the greater of (a) and (b) where:

(a)	is the Early Access Withdrawal amount, and
(b)	is the Early Access Withdrawal amount multiplied by the ratio of (1) and (2), where:
(1)	is the Accumulation Income Benefit Base immediately prior to the Early Access Withdrawal, and
(2)	is the Contract Value immediately prior to the Early Access Withdrawal.

Effect of Early Access Withdrawals on Contract Value – Early Access Withdrawals reduce the Contract Value by the dollar amount of the Early Access Withdrawal, including any taxes and/ or fees, if applicable. If the amount of the Early Access Withdrawal exceeds the Free Withdrawal Amount, Surrender Charges will apply.

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Effect of Partial Annuitization – Partial Annuitization (available only in the Deferral Phase) will reduce the Accumulation Income Benefit Base and the Contract Value in the same manner as Early Access Withdrawals (described above).

Withdrawal Phase – Once the Covered Life (for a Single Life Guarantee) or the younger Covered Life (for a Joint Life Guarantee) has reached the age at which the Lifetime Withdrawal Guarantee becomes available (specified in Section 1), the Contract may enter the Withdrawal Phase. Once withdrawals have started under the Lifetime Withdrawal Guarantee (described below), Partial Annuitization is no longer available.

Lifetime Withdrawal Guarantee – Under the Lifetime Withdrawal Guarantee, We guarantee withdrawals up to the Guaranteed Annual Withdrawal Amount (based on Accumulation Income Benefit Base) for the lifetime of the last surviving Covered Life. The Lifetime Withdrawal Guarantee is only available if the Actual Age of the (younger) Covered Life at the time of the first Lifetime Withdrawal satisfies the age range specified in Section 1.

Guaranteed Annual Withdrawal Amount – The Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Guarantee is calculated on every Contract Anniversary for the following Contract year and is equal to the Lifetime Withdrawal Rate (described below) multiplied by the Accumulation Income Benefit Base.

Lifetime Withdrawal Rate – The Lifetime Withdrawal Rate is used to determine the amount of the Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Guarantee. The Lifetime Withdrawal Rate is the sum of the Age-Based Lifetime Withdrawal Rate and the Effective Lifetime Withdrawal Rate Adjustment (if applicable).

Age-Based Lifetime Withdrawal Rate – The Age-Based Lifetime Withdrawal Rate is specified in Section 1. For a Single Life Guarantee, the Actual Age of the Covered Life at the time the Lifetime Withdrawal Guarantee is first exercised determines the Age-Based Lifetime Withdrawal Rate. For a Joint Life Guarantee, the Actual Age of the younger Covered Life at the time the Lifetime Withdrawal Guarantee is first exercised determines the Age-Based Lifetime Withdrawal Rate.

Effective Lifetime Withdrawal Rate Adjustment – The Effective Lifetime Withdrawal Rate Adjustment is the sum of the Lifetime Withdrawal Rate Adjustment (as defined below) for each Purchase Payment. The Effective Lifetime Withdrawal Rate Adjustment is not applicable if, for each Purchase Payment, the Age of the Purchase Payment (as defined below) is zero.

Lifetime Withdrawal Rate Adjustment – For each Purchase Payment, the Lifetime Withdrawal Rate Adjustment is the ratio of (1) to (2), where:

(1)	is the product of (a), (b), and (c), where:
(a)	is the Age of the Purchase Payment at the time the Lifetime Withdrawal Guarantee is first exercised,
(b)	is the Annual Adjustment Rate (specified in Section 1), and
(c)	the Purchase Payment amount, and
(2)	is the total amount of Purchase Payments at the time the Lifetime Withdrawal Guarantee is first exercised.

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The Age of the Purchase Payment is defined as the greater of zero and the difference between (1) and (2), where:

(1)	is the number of Contract Years since the date of the Purchase Payment, subject to the Maximum Withdrawal Rate Adjustment Period specified in Section 1, and
(2)	is the Withdrawal Rate Adjustment Waiting Period specified in Section 1.

Lifetime Withdrawal Rates after Step-Up – If an Automatic Step-Up of the Accumulation Income Benefit Base occurs during the Withdrawal Phase under the Lifetime Withdrawal Guarantee, the Contract is eligible to receive the Age-Based Lifetime Withdrawal Rate for the current age, specified in Section 1 for the current age of the (younger) Covered Life. The Effective Lifetime Withdrawal Rate Adjustment is then added to the new Age-Based Lifetime Withdrawal Rate to determine the Lifetime Withdrawal Rate after the Step-Up.

Effect of Lifetime Withdrawals on Accumulation Income Benefit Base – If less than or none of the Guaranteed Annual Withdrawal Amount is taken in any given Contract Year, any unused portion of the Guaranteed Annual Withdrawal Amount cannot be carried over to any future Contract Years. If total withdrawals in a Contract Year during the Withdrawal Phase do not exceed the Guaranteed Annual Withdrawal Amount, the Accumulation Income Benefit Base will not be reduced.

Excess Withdrawals – An Excess Withdrawal is a withdrawal that exceeds the Guaranteed Annual Withdrawal Amount in a Contract Year. An Excess Withdrawal Amount, as applicable to any individual withdrawal within each Contract Year, is equal to the total amount withdrawn, minus the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess Withdrawals.

Any time an Excess Withdrawal is taken, the Accumulation Income Benefit Base will be reduced by the greater of (a) and (b) where:

(a)	is the Excess Withdrawal Amount, and
(b)	is the Excess Withdrawal Amount multiplied by the ratio of (1) and (2) where:
(1)	is the Accumulation Income Benefit Base immediately prior to the Excess Withdrawal, and
(2)	is the difference between (i) and (ii) where:
(i)	is the Contract Value immediately prior to the Excess Withdrawal, and
(ii)	is the Guaranteed Annual Withdrawal Amount remaining prior to the Excess Withdrawal.

If the Accumulation Income Benefit Base is reduced by an Excess Withdrawal, the Guaranteed Annual Withdrawal Amount will be recalculated on the next Contract Anniversary.

If the Guaranteed Annual Withdrawal Amount remaining immediately prior to the withdrawal is greater than the Contract Value immediately prior to the withdrawal, no Excess Withdrawal is paid. The Contract Owner will receive the Guaranteed Annual Withdrawal Amount remaining and the Contract will be annuitized under the terms outlined below in the “Effect of Contract Value reducing to zero” provision.

Systematic Withdrawals – Systematic withdrawals may be taken under any of the Withdrawal Options. The maximum systematic withdrawal amount in the Deferral Phase is the amount available under the “Free Withdrawal Amount” provision or under the “Required Minimum Distributions” provision (if applicable) of this Contract. Systematic withdrawals can be taken for the full Guaranteed Annual Withdrawal Amount in the Withdrawal Phase, even if it exceeds the Free Withdrawal Amount, but Surrender Charges will apply once the Free Withdrawal Amount has been depleted.

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Effect of Accumulation Income Benefit Base reducing to zero – If the Accumulation Income Benefit Base is reduced to zero prior to the Maximum Step-Up Age, and the Contract Value is greater than zero, the Accumulation Income Benefit Base will be reset to the Contract Value on the next Contract Anniversary, unless the Contract Owner sends a written notice to Us requesting termination of the Rider. Upon this reset, the Guaranteed Annual Withdrawal Amount will be recalculated, and the Lifetime Withdrawal Guarantee will continue based on recalculated values. If the Accumulation Income Benefit Base reduces to zero after the Maximum Step-Up Age, the Rider will terminate. If the Accumulation Income Benefit Base is reduced to zero, and the Contract Value is also reduced to zero, the Contract will be terminated.

Effect of Contract Value reducing to zero – If the Contract Value is reduced to zero, and any benefits are due under the Lifetime Withdrawal Guarantee, guaranteed lifetime withdrawals will continue according to the guarantee as described below. No Subsequent Purchase Payments will be accepted once the Contract Value is reduced to zero.

If the Contract Value is reduced to zero in the Deferral Phase:

•

If the Accumulation Income Benefit Base is greater than zero and a Lifetime Withdrawal Guarantee is available (as specified in Section 1), the Contract will be annuitized. The Guaranteed Annual Withdrawal Amount will be determined based on the Accumulation Income Benefit Base at the time of Annuitization and the then applicable Lifetime Withdrawal Rate (based on the Age-Based Lifetime Withdrawal Rate and Effective Lifetime Withdrawal Rate Adjustment (if applicable) at the time the Contract Value is reduced to zero).

•	If the Accumulation Income Benefit Base is greater than zero, but a Lifetime Withdrawal Guarantee is not available (as described in Section 1), the Contract will be terminated.
•	If the Accumulation Income Benefit Base is also reduced to zero, the Contract will be terminated.

If the Contract Value is reduced to zero in the Withdrawal Phase:

•

If the Accumulation Income Benefit Base is greater than zero, the Contract will be annuitized at the Guaranteed Annual Withdrawal Amount using the Accumulation Income Benefit Base at the time of Annuitization and the Lifetime Withdrawal Rate. Guaranteed Annual Withdrawal Amount payments will continue for the lifetime of the last surviving Covered Life.

•	If the Accumulation Income Benefit Base is also reduced to zero, the Contract will be terminated.

Required Minimum Distributions (RMDs) – If the Contract is subject to Required Minimum Distributions (subject to IRS rules and regulations), and the Contract has been in effect through at least one calendar year-end, the Contract Owner can elect Required Minimum Distribution (RMD) withdrawals, which can be taken either as a one-time withdrawal or systematically. RMD calculations will be limited to this Contract only.

RMD in Deferral Phase – In order to receive the RMDs from this Contract in the Deferral Phase without initiating the Lifetime Withdrawal Guarantee, We must receive the request to take RMDs as Early Access Withdrawals. The Contract will then remain in the Deferral Phase until We receive the request to enter the Withdrawal Phase.

RMD in Withdrawal Phase – RMD withdrawals in the Withdrawal Phase are subject to more favorable Excess Withdrawal treatment. Such treatment is contingent on the Contract Owner’s acceptance of Our calculations of the RMD amounts, and RMD calculations will be limited to this Contract only.

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In the Withdrawal Phase, upon receipt of written notification of the election of RMD withdrawals by Us, the Lifetime Withdrawal Guarantee will be treated as follows:

•

Every Contract Year the Guaranteed Annual Withdrawal Amount will be calculated as outlined in the Guaranteed Annual Withdrawal Amount provision above. This amount will not be changed based on the RMD requirement.

•	If the RMD amount is greater than the Guaranteed Annual Withdrawal Amount:

•	The Accumulation Income Benefit Base will not be reduced for withdrawals up to the RMD amount;
•	Withdrawals in excess of the RMD Amount will be treated as Excess Withdrawals.

•	If the Contract Owner elects to receive RMD withdrawals, and the RMD amount is less than the Guaranteed Annual Withdrawal Amount, the withdrawal amount will be the RMD amount.

Investment Allocation Options – The initial investment allocation restrictions for this Rider are shown in Section 1. If We require investment allocation restrictions in the future, or if there is a change to any existing restrictions, the Contract Owner will be notified in writing 60 days prior to the changes becoming effective. The new investment allocation restrictions will apply to existing and new purchasers of this benefit. If any investment allocation restrictions are required, We reserve the right to add or change the restrictions and the way they are administered in the future. If You terminate the Rider, you will no longer be subject to these investment allocation limitations and restrictions.

Rider Charge – The initial Rider Charge is in effect on the Rider Effective Date (both specified in Section 1). The Rider Charge is expressed as an annual percentage of the Accumulation Income Benefit Base. One fourth of the annual Rider Charge will be multiplied by the average monthly Accumulation Income Benefit Base for the quarter and this amount will be deducted quarterly from the Contract Value on the date(s) specified in Section 1. Rider Charges will be deducted until the Annuity Date.

The Rider Charge will be deducted from the subaccounts of the Variable Account pro-rata based on the fund allocation at the time of deduction. We will deduct any accrued but uncollected Rider Charges on the date the Contract is surrendered. In addition, upon payment of any death benefit associated with the Contract, the death benefit payable will be reduced by the accrued Rider Charges. No Rider Charge will be imposed upon annuitization, or deducted after the Annuity Date.

On the date of an Automatic Step-Up of the Accumulation Income Benefit Base to the Contract Value, the Rider Charge may be increased, but by no more than the Maximum Rider Charge Increase specified in Section 1, and will not be greater than the Rider Charge applicable to the class of Contract Owners then electing this Rider. The Rider Charge will not exceed the Maximum Rider Charge specified in Section 1. The Contract Owner will be notified, in writing, 60 days before an applicable Rider Charge increase and can opt out of any future Rider Charge increases by sending a written request to Us at least 30 days prior to a Contract Anniversary. If the Contract Owner opts out of the Rider Charge increases, no future increases in the current charge for the Rider will be made and all future Automatic Step-Ups will be suspended.

The Contract Owner may request a reinstatement of the Automatic Step-Ups of the Accumulation Income Benefit Base by sending a written request to Us which must be received at least 30 days prior to a Contract Anniversary, on which the reinstatement is requested to be effective. Future charges will be the same as the charges applied to the class of Contract Owners electing the benefit at that time, not to exceed the Maximum Rider Charge specified in Section 1.

Rider Changes – For any written change request accepted by Us, We will send a confirmation of the change to the Contract Owner.

Impact to Rider upon Death – The Rider will terminate upon the death of a sole Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee. The Death Benefit will then be distributed according to the Death Benefit Settlement Options available under the Base Contract. If the sole

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Annuitant dies, and there is a Joint Life Guarantee, the surviving Covered Life (as sole Primary Beneficiary) may take the Standard Death Benefit payout and thus terminate the Rider. The Surviving Covered Life may also continue the Rider as-is, if permitted by federal law (continuation of the Contract is subject to distribution requirements upon the Contract Owner’s death according to IRS regulations). Upon a Contract Owner’s death (who is not the sole Annuitant), the Contract Value will be payable to the Beneficiary and both the Contract and the Rider will terminate, unless there is a surviving Covered Life, who, as sole primary Beneficiary, continues the Contract (under Spousal Step-In) and the Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

Periodic Reports – We will furnish the Contract Owner with periodic reports. The periodic reports will be provided at least annually without charge and will provide current information as of a date not more than four months prior to the date of mailing.

Reports will contain at least the following information:

(i)	Before the Lifetime Withdrawal Guarantee is exercised, the Accumulation Income Benefit Base and the Minimum Guaranteed Annual Withdrawal Amount for the earliest possible initial withdrawal date;
(ii)	After the Lifetime Withdrawal Guarantee is exercised, the Guaranteed Annual Withdrawal Amount.

Additional status reports will be made available to the Contract Owner upon request for a fee that will not exceed the amount stated in Section 1.

Termination of the Rider – Upon the earliest of the following, the Rider will be terminated, but the Contract will remain in force:

(1)	At any time on or after the third Contract Anniversary, immediately following receipt by Us of a written request by the Contract Owner to terminate the Rider;
(2)	Upon a change in ownership (or any assignment) of the Contract unless:
(a)	The new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person, such as:
(i)	an individual ownership changed to a personal revocable trust,
(ii)	an eligible spousal Beneficiary who is also the surviving Covered Life elects to become the Successor Owner of the Contract and the Rider upon Owner’s death,
(iii)	a change to the Contract Owner’s spouse during the Contract Owner’s lifetime,
(iv)	a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; or
(b)	The assignment is for the purposes of effectuating a 1035 exchange of the Contract.
(3)	Spousal Step-In of a Contract with a Single Life Guarantee upon the Contract Owner’s death (where the Contract Owner is the sole Covered Life);
(4)	Annuitization under the Base Contract;
(5)	The Accumulation Income Benefit Base reduces to zero after the Maximum Step-Up Age.

Upon Rider termination:

•	Charges for the Rider stop accruing (the amount of accrued but un-assessed Rider Charges will be deducted on the next applicable date when Rider Charges are deducted),
•	Investment Allocation restrictions no longer apply, and
•	Guaranteed lifetime withdrawals available under the Rider will terminate.

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If the Contract is terminated, the Rider will also be terminated. Both the Contract and the Rider will terminate upon the earliest of:

(a)	Full surrender of the Contract;
(b)	The Death Benefit is paid as described in the Contract;
(c)	The Contract Value is reduced to zero and the Accumulation Income Benefit Base is also reduced to zero;
(d)

The Contract Value is reduced to zero and there are no withdrawals available under Lifetime Withdrawal Guarantee as specified in Section 1, regardless of the value of the Accumulation Income Benefit Base.

Annuitization – According to the terms of the Contract, the Contract Value will be annuitized on the Annuity Date (specified in Section 1). If the Rider is in effect on the Annuity Date, an annuitization option will be available which guarantees annuity payments in an amount at least equal to the Guaranteed Annual Withdrawal Amount. The following options will be available to the Contract Owner at annuitization:

(1)	Surrender the Contract and receive a Surrender Value,
(2)	Apply the Contract Value to any of the Annuity Options described in the Contract, or
(3)	Annuitize the Contract under the terms of the Rider.

If the Contract is surrendered or if the Contract Value is applied to an Annuity Option described in the Contract, the Lifetime Withdrawal Guarantee will expire. If the Contract is annuitized under the terms of the Rider, the annuity payments will continue according to the Lifetime Withdrawal Guarantee.

Annuitization under the terms of the Rider – Under the terms of the Rider, if both the Contract Value and the Accumulation Income Benefit Base are greater than zero on the Annuity Date, the Contract will be annuitized as follows:

•

If the Contract is in the Deferral Phase as of the Annuity Date, it will be annuitized at the Guaranteed Annual Withdrawal Amount using the Lifetime Withdrawal Rate applicable at the time of annuitization. The Lifetime Withdrawal Rate is based on the Age-Based Lifetime Withdrawal Rate and Effective Lifetime Withdrawal Rate Adjustment (if applicable) at the time of Annuitization. This amount will be payable annually during the lifetime of the last surviving Covered Life. After Annuitization, Automatic Step-Ups will no longer apply.

•

If the Contract has entered the Withdrawal Phase, it will be annuitized at the Guaranteed Annual Withdrawal Amount effective at the time of Annuitization. This amount will be payable annually during the lifetime of the last surviving Covered Life. After Annuitization, Step-Ups will no longer apply.

An annuitization option must be selected at least 30 days prior to the Annuity Date. If the Rider is in effect when the maximum maturity date has been reached, and an annuitization option was not specified by the Contract Owner, the Contract will be annuitized under the conditions of the Rider.

When the Contract is annuitized, the annuity payment schedule and the amount are fixed and cannot be changed. The Annuity Option cannot be changed after the Contract is annuitized. If the Contract is annuitized based on the Rider’s Lifetime Withdrawal Guarantee, the Death Benefit is no longer payable. Also, any favorable treatment of RMD withdrawals under the Rider no longer applies, as such distributions are no longer required. If the remaining annuity payments due each Contract Year are less than the Minimum Remaining Annuity Payments (specified in Section 1), the remaining annuity payments will be commuted and a lump sum will be paid. The Contract Value will be paid instead of the commuted value, if it is greater.

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Rider Effective Date – The Rider Effective Date is the same as the Contract Date.

The Penn Insurance and Annuity Company

Thomas H. Harris President

ICC23-PI-AIR	Page 11 of 11